Exhibit (a)(1)

LVB ACQUISITION, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR STOCK OPTIONS

July 2, 2012

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 6:00 P.M. EASTERN DAYLIGHT TIME (“EDT”), ON July 30, 2012,

UNLESS THE OFFER IS EXTENDED

LVB Acquisition, Inc., a Delaware corporation (the “Company,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding stock options (“options”) for a number of new options to be granted under the LVB Acquisition, Inc. Management Equity Incentive Plan (as amended, the “Incentive Plan”). The new options will be granted on the first business day following the completion date of this offer. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Stock Options for Stock Options, which we refer to as the “Exchange Offer.”

Options eligible for exchange, or eligible options, are those options, whether vested or unvested, granted pursuant to the Incentive Plan.

You are eligible to participate in the Exchange Offer if you meet all of the following requirements:

•	You are an active employee on the commencement date or to the extent you are a former employee, the Company has expressly consented to your participation in the Exchange Offer,

•

To the extent you are an active employee, you remain an active employee through the completion date, with certain exceptions for death and disability and to the extent you are a former employee, you remain in compliance with the restrictive covenants set forth in your separation agreement or any other agreement with the Company, and

•	You have at least one eligible option as of the commencement of the Exchange Offer.

The outstanding options that you hold under the Incentive Plan give you the right, when vested, to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, wherever we use the term “option” in this Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

If you are an eligible employee and choose to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, you will generally receive one new option for each eligible option. The eligible options that you hold may consist of up to four different types of options: time vesting options, extended time vesting options, adjusted performance options and performance vesting options. If you choose to participate in the exchange offer and your eligible options are accepted for exchange, your current time vesting options will be exchanged for “revised time vesting options” and will continue to be subject to vesting conditions based solely on continued employment; your extended time vesting options, if any, will be exchanged for “replacement extended time vesting options” and will be subject to an extended vesting schedule based solely on continued employment; and your adjusted performance options and performance vesting options will be exchanged for “modified performance options” and will be subject to the performance-based vesting targets.

If you are eligible to participate in the exchange, you must elect to exchange either all or none of your options. No partial exchanges of your eligible options will be permitted. All eligible options that are properly surrendered in the exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date of this offer, and options elected for exchange will no longer be exercisable after that time. The new options will be granted in exchange for the surrendered options on the first business day following the completion date of this offer. All prior options that are vested as of the completion date shall remain vested. Options that are not vested as of the completion date shall be exchanged for new options that are also subject to vesting conditions. Such vesting conditions may differ from the conditions of the exchanged options. You will receive an Individual Exchange Schedule that will breakout the precise vesting schedule that would apply to your exchanged options if you choose to participate in the Exchange Offer.

The new options granted in the exchange will be governed by the terms and conditions of the Incentive Plan and the Stock Option Grant Agreement. New options granted in the exchange, to the extent unvested on the date of grant, will only vest if the holder remains an active employee of the Company or one of its affiliates. New options that are not vested at the time of an employee’s termination of employment will be forfeited, with certain exceptions following a change in control of the Company.

If you choose not to participate in the Exchange Offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the long-term incentive plans and applicable award agreements under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors (the “Board”) will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible options for new options in the Exchange Offer. You must make your own decision regarding whether to surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of options being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Exchange Offer, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Exchange Offer” in this Exchange Offer for a discussion of risks and uncertainties that you should consider before surrendering your eligible options for exchange in the Exchange Offer.

If you wish to participate in this offer, you must complete and submit the Election Form via U.S. mail, interoffice mail or hand-delivery to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

All Election Forms must be received by the Company before 6:00 p.m. EDT on July 30, 2012 (or such later time and date as may apply if the Exchange Offer is extended). Election Forms that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Exchange Offer as set forth in the offer documents.

You should direct questions about this offer and requests for additional copies of this Exchange Offer and the other offer documents to Shelley Horn, Legal Assistant, Biomet, Inc. ((574) 372-1542) or Jody Gale, Vice President & Associate General Counsel, Biomet, Inc. ((574) 371-3026).

IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN

THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR A SUBSIDIARY OF THE COMPANY OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS “AT WILL.”

THE COMPANY RESERVES THE RIGHT TO AMEND OR TERMINATE THE INCENTIVE PLAN AT ANY TIME, AND THE GRANT OF ANY AWARDS UNDER THE INCENTIVE PLAN AND THIS EXCHANGE OFFER DO NOT IN ANY WAY OBLIGATE THE COMPANY TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY EXCHANGE OFFER IN THE FUTURE. THE GRANT OF ANY OPTIONS UNDER THE INCENTIVE PLAN AND THIS EXCHANGE OFFER AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR STOCK

OPTIONS

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Exchange Offer. You should read carefully this Summary Term Sheet—Questions and Answers and the entire Exchange Offer, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in the Exchange Offer. The Exchange Offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Summary Term Sheet—Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the Exchange Offer and the other related documents referenced in the Exchange Offer. Where appropriate, we have included in this Summary Term Sheet—Questions and Answers references to relevant sections in the Exchange Offer to help you find more complete information with respect to these topics. Please review this Summary Term Sheet—Questions and Answers and the Exchange Offer to ensure that you are making an informed decision regarding your participation in the exchange.

Q20.	How do I decide whether I should participate in the Exchange Offer?	23
Q21.	Is the Company making any recommendation as to whether I should exchange my eligible options?	23
Q22.	What if I am on an authorized leave of absence?	24
Q23.	How will I know if my election form or my notice of withdrawal has been received?	24
Q24.	What will happen if I do not submit my election form by the deadline?	24
Exchanged Options
Q25.	When will my exchanged options be cancelled?	24
Q26.	Will I be required to give up all of my rights under the exchanged options?	25
Q27.	After I have elected to exchange eligible options, is there anything I must do to receive new options after the completion date?	25
Tax Consequences
Q28.	Will I owe taxes if I participate in the Exchange Offer?	25
Q29.	Will the tax treatment of my options change if I participate in the Exchange Offer?	25
Options Not Exchanged
Q30.	What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?	26
Q31.	May I change my mind and withdraw from the Exchange Offer?	26
Q32.	What if I withdraw my election and then decide again that I want to participate in the Exchange Offer?	26
Q33.	If the Company extends or changes the Exchange Offer, how will you notify me?	27
Changes to the Exchange Offer and Conditions to the Exchange
Q34.	Are there any conditions to the Exchange Offer?	27
Q35.	What if the Company is acquired by another company?	27
Availability of Additional Information
Q36.	Whom can I contact if I have questions about the Exchange Offer, or if I need additional copies of employees communications issued to date?	27

Background Information

Q1.	Why is the Company offering the Exchange Offer?

We believe that stock-based awards are a significant component of our key employees’ total incentive benefits, provide motivation to create long-term shareholder value, and are an important tool in retaining our best employees. However, due to the decline of the fair market value of our common stock, many of our employees now hold stock options with an exercise price above current fair market value and/or for which it may be unlikely that the performance-based vesting targets will be achieved. We believe that many employees view such options as having limited value. In addition, the market for key employees remains extremely competitive notwithstanding the current economic turmoil. As a result, for many employees, these options are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees.

See also: Section 3 of the Exchange Offer

Q2.	What are some key terms used in the Exchange Offer?

Here are some key terms used when describing the Exchange Offer:

active employee	An employee of the Company or the Company’s affiliates. An employee is not an “active employee” if he or she (i) has provided the Company a notice of resignation or (ii) has received a notice of termination of employment from the Company or one of the Company’s affiliates.

commencement date	July 2, 2012, the date the Exchange Offer offering period opens.

completion date	The date and time the offering period ends. The completion date is expected to be July 30, 2012, at 6:00 p.m. Eastern Daylight Time (EDT), but is subject to change. The Company may extend the offering period and delay the completion date in its sole discretion.

eligible employees	(i) active employees as of the commencement date who remain active employees through the completion date, unless their termination of employment is due to death or disability after the commencement date, and (ii) former employees to the extent the Company has expressly consented to such former employee’s participation in the Exchange Offer and who remain in compliance with the restrictive covenants set forth in such former employee’s separation agreement or any other agreement with the Company.

Election Form	The form provided to eligible employees that must be signed and submitted to the Company no later than 6:00 p.m. EDT on the completion date in order to participate in the Exchange Offer.

eligible option	All stock option grants that were granted to eligible employees pursuant to the Incentive Plan.

Exchange Offer	The legal document entitled “Offer to Exchange Certain Outstanding Stock Options for Stock Options.” The Exchange Offer contains the terms and conditions of the Exchange Offer and may be amended and supplemented from time to time.

exchanged options	Eligible options that, as of the completion date, eligible employees elect to exchange for new options in the Exchange Offer.

exercise price	The purchase price per share of the common stock underlying an option. The exercise price is a fixed price per share at which you can purchase the Company common stock once the stock options vest.

grant date	The date an equity award, such as a stock option, is granted.

Individual Exchange Schedule	A schedule to be provided to you indicating the stock options that are eligible for the Exchange Offer and the number of options you will receive if you elect to participate in the program

executive officers	The executive officers of the Company listed on Schedule A of the Exchange Offer.

majority stockholder	Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

Management Stockholders’ Agreement	The LVB Acquisition, Inc. Management Stockholders’ Agreement, as amended from time to time, or such other stockholders’ agreement as may be entered into between the Company and any participant.

new options	New options that are granted to eligible employees who choose to participate in the Exchange Offer in exchange for the cancellation of their eligible options.

offering period	The period between the commencement date and the completion date, during which eligible employees can choose to exchange eligible options in the Exchange Offer. Currently, the offering period is July 2, 2012 through 6:00 p.m. EDT on July 30, 2012 but is subject to change. The Company may extend the offering period and delay the completion date in its sole discretion.

SEC	The United States Securities and Exchange Commission.

Senior Management Member	Our chief executive officer and our other Section 16 executives who report directly to the chief executive officer.

vesting date	The date on which a portion of your stock option grant vests and becomes available for exercise.

Eligibility

Q3.	Who is eligible to participate in the Exchange Offer?

You will be eligible to participate in the Exchange Offer if:

•	You are an active employee on the commencement date or to the extent you are a former employee, the Company has expressly consented to your participation in the Exchange Offer,

•

You remain an active employee through the completion date, with certain exceptions for death and disability and to the extent you are a former employee, you remain in compliance with the restrictive covenants set forth in your separation agreement or any other agreement with the Company, and

•	You have at least one eligible option.

See also: Section 1 of the Exchange Offer

Q4.	Which options are eligible for the Exchange Offer?

If you are eligible to participate in the Exchange Offer, you will receive a schedule (“Individual Exchange Schedule”) from the Company indicating the options you currently hold which are eligible for the program, and the number of options to which you will be entitled if you elect to exchange the options. All options granted pursuant to the Incentive Plan will be eligible.

See also: Section 1 of the Exchange Offer

Terms of Conditions of the Exchange and the New Options

Q5.	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 7, Conditions of the Exchange Offer. The Exchange Offer is not conditioned upon a minimum number of eligible options being surrendered for exchange or a minimum number of eligible employees participating. If any of the events described in Section 7 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q6.	How many new options will I receive for the eligible options that I exchange?

If you are eligible to participate in the Exchange Offer, your Individual Exchange Schedule will indicate how many new options you are eligible to receive in exchange for your eligible options. Generally you will receive one new option for each eligible option. The eligible options that you hold may consist of up to four different types of options: time vesting options, extended time vesting options, adjusted performance options, and performance vesting options. If you choose to participate in the Exchange Offer and your eligible options are accepted for exchange, your current time vesting options will be exchanged for revised time vesting options; your extended time vesting options, if any, will be exchanged for replacement extended time vesting options; and your adjusted performance options and performance vesting options will be exchanged for modified performance options. You will receive an Individual Exchange Schedule that will breakout the precise vesting schedule that would apply to your exchanged options if you choose to participate in the Exchange Offer.

You will be required to elect to exchange all or none of your options. You will not be permitted to elect to exchange only a portion of your options.

See also: Section 2 of the Exchange Offer

Q7.	Will the terms and conditions of my new options be the same as my exchanged options?

No. Some of the terms and conditions of your new options will be different from the exchanged options. The exercise price of the new options will be $7.88 per share, rather than $10 per share. In addition, the vesting schedule and performance conditions of some of the new options will be different from the vesting schedule and performance conditions of the exchanged options. The expiration date of the new options will be the same as the expiration date of your exchanged options.

New options will be granted under the Company’s Management Equity Incentive Plan and will be subject to a Stock Option Grant Agreement. In addition, you must become party to the Management Stockholders’ Agreement prior to any option exercise. Copies of the Management Equity Incentive Plan, Stock Option Grant Agreement and Management Stockholders’ Agreement are exhibits to a document the Company filed with the SEC called a “Schedule TO,” which is available at the SEC website at www.sec.gov.

See also: Answers to Question 10, “When will my new option awards vest?” and Question 28, “Will I owe taxes if I participate in the Exchange Offer?” of this Summary Term Sheet—Questions and Answers and Section 9 of the Exchange Offer

Q8.	If I elect to participate and surrender my options, when will I receive my new options?

The new options will be issued the first business day following the completion date. If the offering period is extended, the completion date and the grant of the new options will be correspondingly delayed. Please note that it may take a several days from the completion date for you to receive your stock option grant agreement. You will receive the shares of the Company common stock subject to your new options if and when you exercise such options, subject to vesting.

See Also: Answer to Question 10, “When will my new option awards vest?” of this Summary Term Sheet—Questions and Answers and Sections 6 and 9 of the Exchange Offer

Q9.	Will my new options be subject to any restrictions?

As a condition to the exercise of new options, as with the exchanged options, you will need to sign and agree to be bound by the Management Stockholders’ Agreement. The Management Stockholders’ Agreement places significant restrictions on your ability to transfer stock acquired on the exercise of an option prior to an IPO, and subjects you to certain drag along obligations. In addition, if you are a Senior Management Member, you will be subject to additional selling restrictions following an IPO. Following any lock-up period after an IPO, Senior Management Members may only sell up to 1/3 of shares underlying exercisable options at the time of the IPO within 12 months of such expiration and 2/3 of such shares within 24 months. All remaining shares may be sold thereafter. If the lock-up period ends less than three years before the option expiration date, Senior Management Members may sell 1/3 of shares during the first third of the remaining period prior to the expiration date, 2/3 during the next third of the period and all remaining shares in the final third of the period.

See Also: Section 9 of the Exchange Offer

Q10.	When will the new options vest?

All prior options that are vested as of the completion date shall remain vested. All revised time-vesting options which are unvested as of the completion date will continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule. This means that your replacement extended time vesting options and modified performance options will vest over the remaining original vesting period plus two years, but in no case will the vesting schedule be extended past 2017.

Your modified performance options will vest over this time if, as of the end of the Company’s most recent fiscal year ending on or prior to such vesting date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Compensation Committee of the Board of Directors of the Company on or before the ninetieth (90th) day of such fiscal year and consistent with the Company’s business plan, subject in each case to your continued employment through each such vesting date.

As with your prior options, if Biomet, Inc. does not achieve the relevant EBITDA Target for a particular year, the options may still vest in the subsequent year. In addition, the Company is lowering the MoM (as defined in the Incentive Plan) threshold from 2.0 to 1.25 for catch up vesting following an IPO or sale by the majority stockholder.

You will receive an Individual Exchange Schedule that will breakout the precise vesting schedule that would apply to your exchanged options if you choose to participate in the Exchange Offer.

Q11.	How do I exercise my options?

You may exercise any of your vested options by sending an exercise notice no less than two business days in advance of the exercise date to the following address:

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Corporate Secretary

The notice shall:

•	Specify the number of shares with respect to which the option is being exercised, the grant date of such option and the exercise date;

•	Be signed by you;

•	If applicable, indicate that you agree to be bound by the Management Stockholders’ Agreement; and

•	Include payment in cash for an amount equal to the exercise price times the number of shares indicated in the notice.

You shall also be responsible for the payment of applicable withholding and other taxes in cash (or shares, if approved by the Board) that may become due as a result of the option exercise.

Q12.	When will my new options expire?

Your options will expire 10 years from the grant date of the eligible options they replace, as applicable.

Q13.	What if I elect to participate in the Exchange Offer and then leave the Company before the date the options are granted?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the date that the Exchange Offer expires, your exchange election will be cancelled and you will not receive new options. If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of LVB Acquisition, Inc. or any of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the option grant date or thereafter.

Q14.	What if I elect to participate in the Exchange Offer and then leave the Company after the options are granted?

If you elect to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, your options will be granted following the completion date. If your employment terminates for any reason after the option grant date, the terms and conditions of any new options granted in the Exchange Offer will apply, including the vesting and forfeiture terms.

Participating in the Exchange

Q15.	How do I participate in the Exchange Offer?

If you choose to participate in the Exchange Offer, you must submit a signed Election Form to the following address via U.S. mail, interoffice mail or hand-delivery no later than 6:00 p.m. EDT on the completion date:

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

You may revoke your election by sending written notice to the above address prior to 6:00 p.m. EDT on the completion date.

See also: Answer to Question 16, “Am I required to participate in the Exchange Offer?” of this Summary Term Sheet—Questions and Answers; Section 4 of the Exchange Offer

Q16.	Am I required to participate in the Exchange Offer?

No. Participation in the Exchange Offer is voluntary. If you choose not to participate in the offer, you will continue to hold your eligible options on the same terms and conditions and pursuant to the Management Equity Incentive Plan under which they were originally granted. If you decide not to surrender any of your eligible options for exchange in the Exchange Offer, you do not need to do anything.

See also: Section 2 of the Exchange Offer

Q17.	Can I choose which eligible options I want to exchange?

No. You must elect to exchange all or none of your eligible options.

Q18.	Can I exchange options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding Company stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of Company stock that you own outright.

Q19.	Do I have to pay for new options?

You do not have to make any cash payment to the Company to receive a grant of new options in exchange for your exchanged options. Upon the exercise of a vested option, you will need to pay the exercise price and tax withholdings due upon exercise of the shares.

See also: Answer to Question 28, “Will I owe taxes if I participate in the Exchange Offer?” of this Summary Term Sheet—Questions and Answers; Sections 9 and 14 of the Exchange Offer

Q20.	How do I decide whether I should participate in the Exchange Offer?

First, review all of the materials provided to you in connection with the Exchange Offer, including this Summary Term Sheet—Questions and Answers. You should also review a document filed by the Company with the SEC called a “Schedule TO,” and the exhibits to the Schedule TO, all of which are available on the SEC website at http://www.sec.gov.

In addition to reviewing the materials, please note that some of your new options granted in the Exchange Offer will be subject to new longer vesting schedules.

Please also note that no one from the Company is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Exchange Offer or the documents referenced in the Exchange Offer. You must make your own personal decision as to whether or not to participate in the Exchange Offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also: Sections 3 and 9 of the Exchange Offer; Risks of Participating in the Exchange Offer in the Exchange Offer

Q21.	Is the Company making any recommendation as to whether I should exchange my eligible options?

No. The Company is providing you with as much information as possible to assist you in making your own informed decision. However, the Company is not making any recommendation as to whether you should accept the Exchange Offer. No one from the Company is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Exchange Offer or the documents referenced in the Exchange Offer. You must make your own personal decision as to whether or not to participate in the Exchange Offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

See also: Section 3 of the Exchange Offer; Risks of Participating in the Exchange Offer in the Exchange Offer

Q22.	What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer. If you surrender your eligible options and you are on an authorized leave of absence on the option grant date, you will be entitled to receive options on such grant date as long as all other eligibility requirements are still met.

Q23.	How will I know if my election form or my notice of withdrawal has been received?

The Company will send an email confirmation promptly upon its receipt of your Election Form or notice of withdrawal. This confirmation email will be sent to the email address indicated on the relevant Election Form or notice of withdrawal, as applicable, prior to the expiration of the Exchange Offer. In addition, the Company is not responsible for any failure or delay in your receipt of such a confirmation email that is not caused by the actions of the Company or its employees (e.g., any technical problems with your internet service provider or email service).

Q24.	What will happen if I do not submit my election form by the deadline?

If the Company does not receive your election to surrender eligible options for exchange before the Exchange Offer expires, then all of your eligible options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your eligible options for exchange in the Exchange Offer, you do not need to do anything.

Exchanged Options

Q25.	When will my exchanged options be cancelled?

Your exchanged options will be cancelled as of the first business day following the completion date. If the Exchange Offer is extended and the completion date delayed, the cancellation of your exchanged options will be correspondingly delayed.

See also: Section 6 of the Exchange Offer

Q26.	Will I be required to give up all of my rights under the exchanged options?

Yes. Once the Company has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those exchanged options. The Company will cancel all exchanged options as of the first business day following the completion date. However, if the completion date is delayed, the date the exchanged options are cancelled will be correspondingly delayed.

See also: Section 6 of the Exchange Offer

Q27.	After I have elected to exchange eligible options, is there anything I must do to receive new options after the completion date?

No. Once your exchanged options have been cancelled, you do not need to take additional action in order to receive your new options. Your new options will be granted to you as of the first business day following the completion date. If the Exchange Offer is extended and the completion date delayed, the date on which new options are granted will be correspondingly delayed. In order to receive the shares covered by the new option grant, you must continue to be eligible for vesting under the terms of the Incentive Plan and the Stock Option Grant Agreement.

Please note that it may take several days from the completion date for you to receive the Stock Option Grant Agreement for your new options.

See also: Answer to Question 10, “When will my new option vest?”of this Summary Term Sheet—Questions and Answers; Section 6 of the Exchange Offer

Tax Consequences

Q28.	Will I owe taxes if I participate in the Exchange Offer?

The Company does not intend to treat the Exchange Offer as a taxable event. If you participate in the Exchange Offer, you generally will not be required to recognize income for income taxes or other tax purposes at the time of the exchange or when the new options are granted. You generally will recognize income for income tax and other tax purposes your exercise of the new options.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Exchange Offer.

See also: Section 14 of the Exchange Offer

Q29.	Will the tax treatment of my options change if I participate in the Exchange Offer?

The Company intends that the tax treatment of your new options will be the same as your exchanged options.

Options Not Exchanged

Q30.	What happens to my eligible option grants if I choose not to participate or my eligible options are not accepted for exchange?

If you choose not to participate or your eligible options are not accepted for exchange, your eligible option grants will remain outstanding until they are exercised or expire by their terms, retain their current exercise price, retain their current vesting schedule and retain all of the other terms and conditions as set forth in the relevant equity incentive plan and agreement related to such eligible option grants.

Withdrawing Previous Elections

Q31.	May I change my mind and withdraw from the Exchange Offer?

Yes. You may change your mind after you have made your election and withdraw eligible options at any time before 6:00 p.m. EDT on the completion date by changing your existing election. To change your existing election, you must follow the same steps as making an initial election.

Upon submission of a new election, your prior election will be null and void.

Please note that the last valid election that you make before 6:00 p.m. EDT on the completion date will be final.

See also: Question 15, “How do I participate in the Exchange Offer” of this Summary Term Sheet – Questions and Answers; Sections 4 and 5 of the Exchange Offer

Q32.	What if I withdraw my election and then decide again that I want to participate in the Exchange Offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in the Exchange Offer, you may re-elect to participate by submitting a new properly completed election form before 6:00 p.m. EDT on the completion date.

Please note that the last valid election that you make before 6:00 p.m. EDT on the completion date will be final.

See also: Question 15, “How do I participate in the Exchange Offer” of this Summary Term Sheet – Questions and Answers, Sections 4 and 5 of the Exchange Offer

Changes to the Exchange Offer and Conditions to the Exchange

Q33.	If the Company extends or changes the Exchange Offer, how will you notify me?

If the Company extends or otherwise changes the Exchange Offer, the Company will promptly issue an email and/or other form of communication disclosing the extension or change.

See also: Sections 2 and 15 of the Exchange Offer

Q34.	Are there any conditions to the Exchange Offer?

Yes. The completion of the Exchange Offer is subject to a number of customary conditions that are described in Section 7 of the Exchange Offer. If any of these conditions are not satisfied, the Company will not be obligated to accept and exchange properly tendered eligible option grants, though the Company may elect to do so at its sole discretion.

Q35.	What if the Company is acquired by another company?

Although the Company currently does not anticipate a merger or acquisition, if the Company merges or consolidates with or is acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable option plan and option award agreement. Further, if the Company is acquired prior to the completion date, the Company reserves the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them pursuant to the Exchange Offer. If the Company is acquired prior to the completion date but does not withdraw the offer, the Company (or the successor entity) will notify you of any material changes to the terms of the Exchange Offer or the new options, including any adjustments to the number of shares that will be subject to the new options. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of the Company’s common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

Availability of Additional Information

Q36.	Whom can I contact if I have questions about the Exchange Offer, or if I need additional copies of employees communications issued to date?

You should direct questions about the Exchange Offer and requests for additional copies of the Exchange Offer and the other documents referred to herein to Shelley Horn, Legal Assistant, Biomet, Inc. (574) 372-1542) or Jody Gale, Vice President & Associate General Counsel, Biomet, Inc. (574) 371-3026).

See also: Section 17 of the Exchange Offer

FORWARD-LOOKING STATEMENTS

The Exchange Offer and the documents incorporated by reference into the Exchange Offer contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We are under no obligation, and expressly disclaim any intention nor obligation, to update or alter any forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We caution you not to place undue reliance on the forward-looking statements contained in this Exchange Offer, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE EXCHANGE OFFER

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Exchange Offer, including the Schedules to this Exchange Offer, and in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Exchange Offer.

Risks that are Specific to this Offer

If you exchange eligible options in the Exchange Offer and your employment with us terminates before the new options fully vest, you will forfeit any unvested portion of your options.

If you elect to participate in the Exchange Offer, some of the new options will have new vesting schedules. The unvested replacement extended time vesting options and modified performance options will generally vest on a schedule which is two years longer than the original vesting schedule. Generally, if your employment with us terminates, your options will cease vesting, and any unvested portion of your options will be cancelled as of your separation date. Accordingly, if you exchange eligible options in the Exchange Offer and your employment terminates before the options fully vest, you will forfeit any unvested portion even if the eligible options surrendered in the Exchange Offer would have vested pursuant to their shorter vesting schedule.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of the Company or its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the option grant date or thereafter.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss the consequences.

Risks that are Related to Our Business and Common Stock

The Company’s common stock is not listed on any national exchange and no public trading market for our common stock currently exists. In addition, in order to exercise an option, you are required to become a party to the Management Stockholders’ Agreement, which places significant restrictions on your ability to transfer any shares acquired on exercise of an option and subjects you to certain drag along obligations.

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Amendment No. 2 to Registration Statement on Form 10/A, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012, and our subsequent public filings as updated from time to time by us, as well as the information provided in this Exchange Offer (including the Schedules to this Exchange Offer) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

July 2, 2012

THE EXCHANGE OFFER

The following represents the principal terms of the Exchange Offer. You should read carefully this entire Exchange Offer, the Summary Term Sheet—Questions and Answers, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in this Exchange Offer. This Exchange Offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Exchange Offer is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Exchange Offer. Please review this Exchange Offer to ensure that you are making an informed decision regarding your participation in the exchange. Certain terms used in this Exchange Offer are defined in the answer to Question 2 of the Summary Term Sheet—Questions and Answers, “What are some key terms used in the Exchange Offer?”

Section 1. Eligibility.

Pursuant to the Exchange Offer, the Company is offering employees and certain former employees the opportunity to exchange eligible options to purchase up to an aggregate of 29,811,500 shares of the Company’s common stock, whether vested or unvested, that were granted under one of the Company’s existing Management Equity Incentive Plan (the “Incentive Plan”). These eligible options may be exchanged for generally an equal number of new options, to be granted under the Incentive Plan. In order to participate in the exchange, you must be an eligible employee holding outstanding eligible options as of the commencement date and the completion date.

You are an “eligible employee” if you are an active employee as of the commencement date and you remain an active employee through the completion date or, if you are a former employee, to the extent the Company has expressly consented to your participation in the Exchange Offer. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the commencement of the offer, including a termination of your employment by reason of retirement, disability, death or for cause or, to the extent you are a former employee, if you breach any of the restrictive covenants set forth in your separation agreement or any other agreement with the Company. In addition, you will not be an eligible employee for purposes of this offer if you cease to be an active employee for any reason from the commencement date through the completion date of the offer except for a termination of your employment by reason of death or disability or, to the extent you are a former employee, if you breach any of the restrictive covenants set forth in your separation agreement or any other agreement with the Company.

Except as provided by applicable law and/or any employment agreement between you and the Company, your employment with the Company remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in the Company’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with the Company or any of its affiliates. The grant of new options in connection with the Exchange Offer is a one-time benefit and will not provide you with the right to receive any future equity award grants under the Company’s equity plans or otherwise. In order to vest in your new options, your employment with the Company generally must not be terminated through each applicable vesting date. If your employment terminates before your new options vest, and subject to certain exceptions in the event of a change in control of the Company, as set forth in the Incentive Plan and the Stock Option Grant Agreement, your new options will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new options.

Only eligible options will be accepted for exchange in the exchange. An “eligible option” must meet all of the following criteria:

•	the option is held by an eligible employee;

•	the option was granted prior to commencement date;

•	the option is outstanding and unexercised as of the completion date;

•	the option is properly elected to be exchanged; and

•	the option is not validly withdrawn before 6:00 p.m. EDT on the completion date.

Section 2. Types of Awards Granted in the Exchange; Number of New Options; Completion Date.

The Company will be granting new options to eligible employees in exchange for the cancellation of eligible options. If you elect to participate in the exchange, you will receive new options in exchange for the cancellation of your eligible options. Each eligible option will be exchanged for one new option. The eligible options you hold may consist of up to four different types of options: time vesting options, extended time vesting options, adjusted performance options, and performance vesting options. If you choose to participate in the exchange offer and your eligible options are accepted for exchange, your current time vesting options will be exchanged for revised time vesting options; your extended time vesting options will be exchanged for replacement extended time vesting options; and your adjusted performance options and performance vesting options will be exchanged for modified performance options. Your Individual Exchange Schedule lists the number of new options you are eligible to receive for your eligible options.

Participation in this offer is completely voluntary. You must exchange all or none of your eligible options. We are not accepting partial tenders of eligible options.

All eligible options that are properly surrendered in the exchange and accepted by us for exchange pursuant to this offer will be cancelled as of the completion date, and eligible options elected for exchange will no longer be exercisable after that time. The new options will be granted in exchange for the exchanged options as of the completion date.

The completion date will be 6:00 p.m. EDT on July 30, 2012, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Exchange Offer for a description of our rights to extend, terminate and amend the offer.

Section 3. Purposes of the Offer.

The purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We granted the currently outstanding options to attract and retain the best available personnel and to provide an additional incentive to our employees. We and other companies have been impacted by the global economic downturn, as well as other macroeconomic factors. As a result of these factors, our outstanding options have exercise prices that are higher than the current market price for our stock. The new options may have greater employee retention value than the exchanged options and therefore benefit the Company in its efforts to retain valuable employees.

Other than the Spin-off described below and except as otherwise disclosed in this Exchange Offer, we presently have no definitive plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets outside of the normal scope of our business;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management and evaluates various strategic transactions, including without limitation acquisitions, divestitures and spin-offs and other reorganizations. The Company expects that it will continue to make changes and evaluate potential strategic transactions in this regard.

As disclosed in the Company’s current report on Form 8-K filed with the SEC on June 4, 2012, the Company announced that it has decided to pursue strategic exploratory work to separate the Company’s Biomet 3i dental business in a tax-free spin-off (the “Spin-off”) from Biomet, Inc. There can be no assurance that the evaluation of the potential Spin-off will result in a separation. The Company does not intend to comment further regarding the strategic evaluation, unless and until a decision is made. If there is a Spin-off, your eligible options or new options may be subject to modification or adjustment pursuant to the terms of the Incentive Plan and your grant agreement.

Section 4. Procedures for Electing to Exchange Eligible Options.

Proper election to exchange options.

Participation in this offer is voluntary. If you choose to participate in this offer, you must complete and submit your Election Form via U.S. mail, interoffice mail or hand-delivery to the following before 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012.

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

Your election to participate becomes irrevocable at 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012 unless the offer is extended, in which case your election will become irrevocable after the new completion date. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before 6:00 p.m. EDT on the completion date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 6:00 p.m. EDT on the completion date.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled as of the first business day following the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Exchange Offer and our acceptance of your surrendered eligible options in accordance with the offer as described in Section 6 of the Exchange Offer. Our acceptance of your options for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

Section 5. Withdrawal Rights and Change of Election.

You may withdraw the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw all of the options that you previously elected to exchange at any time before 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012. If we extend the offer, you may withdraw all of your options at any time until the extended completion date.

To withdraw the options that you previously elected to exchange, you must submit a new Election Form using the procedures set forth in Section 4 of this Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 6:00 p.m. EDT on the completion date.

If you withdraw all of your eligible option grants, you may re-elect to exchange the withdrawn eligible option grants again at any time before 6:00 p.m. EDT on the completion date. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible option grants before 6:00 p.m. EDT on the completion date. To re-elect to exchange all of your eligible option grants, you must submit a new Election Form to the Company before 6:00 p.m. EDT on the completion date by following the procedures described in Section 4 of this Exchange Offer. This new Election Form must be properly completed and submitted and must list all eligible option grants you wish to exchange. Any prior Election Form will be disregarded.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible option grants. We reserve the right to reject any Election Form or any eligible option grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible option grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible options or any particular eligible employee. Although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options within 40 business days of the commencement of this offer, you may withdraw your tendered options at any time thereafter.

Section 6. Acceptance of Options for Exchange; Grant of New Options.

Upon the terms and conditions of this offer, effective as of the completion date, we will accept for exchange all eligible option grants properly elected for exchange and not validly withdrawn before 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012. Options accepted for exchange will be cancelled and you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the first business day following the completion date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Exchange Offer, effective as of the completion date, we will accept all properly tendered options that are not validly withdrawn. We will give oral or written notice to the eligible employees generally of our acceptance for exchange of eligible options. This notice may be made by press release, email or other method of communication.

We will grant new options on the first business day following the completion date. We expect the completion date to be July 30, 2012. However, if the offer is extended and the completion date delayed, the grant of new options will be correspondingly delayed.

All new options will be granted under the Incentive Plan and will be subject to the terms and conditions of a Stock Option Grant Agreement. You will receive your documentation of your new options within several days after the expiration of the offer. You will receive the shares subject to the new options when and if your new options vest in accordance with the vesting schedule described in Section 9 of this Exchange Offer and upon your subsequent exercise of the option. New options will have the same expiration date as exchanged options.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their existing terms and will retain their current exercise price, current vesting schedule and other current terms and conditions.

Section 7. Conditions of the Exchange Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Exchange Offer for a description of the contemplated benefits of the offer to us);

•	there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Exchange Offer);

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Exchange Offer for a description of the contemplated benefits of the offer to us); or

•

There shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 30, 2012;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 30, 2012 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer.

Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8. Price Range of Shares Underlying the Options.

There is no established trading market for our common stock, except for limited or sporadic quotations.

Section 9. Source and Amount of Consideration; Terms of New Options.

Consideration.

We will grant new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive new options on generally a one-for-one basis with exchanged options, as described in Section 2 of this Exchange Offer. You do not have to make any cash payment to the Company to receive your new options. Upon the exercise of a vested option, you will need to pay the exercise price and tax withholdings due upon exercise of the option. The receipt of shares upon exercise of options may be subject to taxation as described in Section 14 of this Exchange Offer.

General Terms of New Options.

New options will be granted under the Incentive Plan and will be subject to a Stock Option Grant Agreement between you and the Company. The current plan documents and form of grant agreements are included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. You should note that the vesting schedule of your new options will differ from your exchanged options, as described below.

The following description summarizes the material terms of the new options, the Incentive Plan and the Management Stockholders’ Agreement. Our statements in this Exchange Offer concerning the new options, the Incentive Plan and the Management Stockholders’ Agreement are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to the Incentive Plan, the Stock Option Grant Agreement and the Management Stockholders’ Agreement. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.

Vesting of New Options.

All prior options that are vested as of the completion date shall remain vested. All revised time-vesting options which are unvested as of the completion date will continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will generally vest on a schedule which is two years longer than the original vesting schedule. This means that replacement extended time vesting options and modified performance options will vest over the remaining original vesting period plus two years, but in no case will the vesting schedule be extended past 2017. For those extended time vesting options and modified performance options which would otherwise have vesting schedules extended beyond 2017 but for the above-described limitation to cap the vesting schedule at 2017, such options will vest ratably as if the vesting schedules were extended for the two additional years with balloon vesting for the last year of the vesting schedule (2017).

Modified performance options will vest over this time if, as of the end of the Company’s most recent fiscal year ending on or prior to such vesting date, Biomet, Inc. has achieved the EBITDA target consistent with the Company’s annual business plan that is set for such fiscal year by the Compensation Committee of the Board of Directors of the Company on or before the ninetieth (90th) day of such fiscal year, subject in each case to the holder’s continued employment the Company or one of its affiliates through each such vesting date.

If Biomet, Inc. does not achieve the relevant EBITDA Target for a particular year, the options may still vest in a subsequent year. The Company is lowering the MoM (as defined in the Incentive Plan) threshold from 2.0 to 1.25 for catch up vesting following an IPO or sale by the majority stockholder.

Form of payout.

New options granted under this offer and subsequently vested and, with respect to options, exercised, will be paid out in shares of the Company common stock. You will be responsible for all tax withholding and social insurance contribution obligations with respect to options in the manner specified in the Incentive Plan.

Restrictions on Shares Acquired on Exercise of Options.

In order to exercise options, you will be required to become party to the Management Stockholders’ Agreement. Upon the exercise of new options you will need to sign and agree to be bound by the Management Stockholders’ Agreement on substantially the same terms and conditions as applied to exchanged options. The Management Stockholders’ Agreement provides that you may not transfer shares, with certain exceptions for limited death, estate planning purposes, subjects your shares to drag along obligations and provides tag along rights. In addition, during any underwriter-imposed lock-up period following an IPO or secondary registered equity offering, you may not sell, contract to sell, enter into a swap or otherwise transfer or dispose of any shares or options, whether directly or indirectly. Prior to the later to occur of an IPO or September 25, 2012, you will be permitted to sell a pro rata number of shares based on the number of shares that the Majority Stockholder holds that were registered over the Majority Stockholder’s total share holdings. Upon termination of your employment, the Company has certain call rights to repurchase shares.

In addition, if you are a Senior Management Member at the time you exercise new options, you will be subject to additional selling restrictions following an IPO. Following any lock-up period after an IPO, Senior Management Members may only sell up to 1/3 of shares underlying exercisable options at the time of the IPO within 12 months of such expiration and 2/3 of such shares within 24 months. All remaining shares may be sold thereafter. If the lock-up period ends less than three years before the option expiration date, Senior Management Members may sell 1/3 of shares during the first third of the remaining period prior to the expiration date, 2/3 during the next third of the period and all remaining shares in the final third of the period.

Adjustments upon certain events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the completion date, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the applicable plan and option agreement under which they were granted. Further, if the Company is acquired prior to the completion date, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option grant agreements and you will receive no new options. If the Company is acquired prior to the completion date but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exchange ratios. Under such circumstances, the type of security and the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the new options if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Exchange Offer. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their existing terms, and you will not receive any new options or other benefit for your tendered options.

Events Occurring After the Grant Date. In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of the Company common stock effected without receipt of consideration by us, our Board shall proportionately adjust the number of shares subject to outstanding options granted under the Incentive Plan, in accordance with the terms of the Incentive Plan.

In the event of a transaction described in the Incentive Plan such as a merger, consolidation, sale of all or substantially all of our assets or our liquidation or dissolution, our Board, may in its discretion determine the effect that such a transaction may have upon each outstanding award granted under the applicable plan. Our Board may determine that upon such a transaction, any outstanding awards granted under the Incentive Plan: (i) shall be exchanged for another equity award, subject to equitable adjustment in the number or kind of securities or amount of property subject to the equity award or provide for a cash payment in partial consideration for the exchanged award; or (ii) shall be cancelled in exchange for cash in the amount of the excess of the fair market value of the shares subject to the award; or (iii) shall be treated as provided under a combination of the above.

As noted in Section 3 above, the Spin-off may result in modification or adjustment to your eligible options and new options. In addition to the adjustments and modifications described in the prior paragraph, as described in your new grant agreement, in the event that the Spin-off occurs prior to December 31, 2013, the Board may make adjustments to new options that it considers in good faith appropriate to effectuate the business purposes of the Spin-off and equitable to participants. In making such adjustments, the Board is not required to adjust options held by different participants nor options held by a single participant in a uniform matter.

Summary of the Incentive Plan

The options to be issued in the exchange program will be issued under the Incentive Plan and the shares of our common stock subject to surrendered options that were originally granted under the Incentive Plan will be available for future issuance under our Incentive Plan once the surrendered options are cancelled. The following is a summary of the material terms of the Incentive Plan and is qualified in its entirety by reference to the Incentive Plan. A copy of the Incentive Plan is attached as Exhibit (d)(1).

Purpose. The purpose of the Incentive Plan is to promote the interests of the Company, its affiliates and stockholders by providing the key employees, directors, service providers and consultants with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company.

Eligibility. Awards under the Incentive Plan may be granted to any employee, director, service provider or consultant who the Board determines is eligible due to the services they perform for the Company or its affiliates.

Types of Awards. The Incentive Plan authorizes the granting of options.

Shares Available for Awards. Subject to anti-dilution adjustment, the aggregate number of Shares reserved and available for issuance pursuant to awards granted under the Incentive Plan is 38,520,000.

Options. The Board shall determine the exercise price of any option granted under the plan, provided that the exercise price must be at least the fair market value of a share of common stock on the grant date. Options may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be forfeited. Options shall vest and become exercisable over a period of time determined by the Board.

Transferability. No awards granted under the Incentive Plan may be transferable other than (i) upon the death of a participant by will or by the laws of descent or distribution, or (ii) subject to prior written approval of the Board and compliance with all laws, any trust or custodianship the beneficiaries of which may include only the participant, the participant’s spouse or the participant’s lineal descendants.

Administration. The Board administers the Incentive Plan. The Board has the authority to designate participants; determine the time when awards shall be made and the number, terms and conditions thereof; prescribe the form of grant agreement; adopt, amend and rescind any rules and regulations as it may deem advisable to administer the plan; construe and interpret the plan and grant agreements; make necessary and reasonably adjustments to the plan and grant agreements; and make all other determinations that may be required under the plan. The Board may at any time appoint a committee to administer the Incentive Plan. If it does so, it will have all the powers of the Board under the Incentive Plan.

Amendment. The Board may, at any time and from time to time, amend the Incentive Plan or the terms of any option, but no amendment may impair or adversely affect a participant’s rights with respect to an outstanding option without the participant’s written consent.

Termination. The Board may not grant any options under the Incentive Plan on or after November 16, 2017. All options which are outstanding on such date continue to be governed by the Incentive Plan.

Restrictive Covenants. By accepting an award under the Incentive Plan, participants agree to confidentiality, non-competition and non-solicitation covenants.

Management Stockholders Agreement. The rights and obligations of participants with respect to common stock obtained through the exercise of any option are governed by the terms and conditions of the Management Stockholders’ Agreement.

Registration and sale of shares underlying new options.

While our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, there is no established public trading market for our common stock. In addition, the Management Stockholders’ Agreement places significant limits on your ability to transfer any shares of common stock acquired by you upon the exercise of your options.

U.S. Federal income tax consequences.

You should refer to Section 14 of this Exchange Offer for a discussion of the U.S. federal income tax consequences of the new options, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 10. Information Concerning the Company.

We design, manufacture and market a comprehensive range of both surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. Our corporate headquarters are located in Warsaw, Indiana and we have manufacturing and/or office facilities in more than 50 locations worldwide and distribute products in approximately 90 countries.

Financial Information

The financial information included in our Amendment No. 2 to Registration Statement on Form 10/A, and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012 are incorporated herein by reference. Schedule B of this Exchange Offer is a summary of our financial statements from our Amendment No. 2 to Registration Statement on Form 10/A and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $5.63 per share as of February 29, 2012 (calculated using the book value of $3,111.1 million as of February 29, 2012, divided by the number of outstanding shares of 552,331,876 as of February 29, 2012).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges

(in millions)	Three Months Ended February 29, 2012		Nine Months Ended February 29, 2012		Year Ended May 31, 2011	Year Ended May 31, 2010
Earnings:
Earnings (loss) before income taxes	$(6.3)		$(88.1)		$(1,064.6)	$(141.7)
Add: Fixed charges (per below)	117.2		363.4		498.9	516.4
Total earnings (loss)	$110.9		$275.3		$(565.7)	$374.7
Fixed charges:
Interest expense (2)	$117.2		$363.4		$498.9	$516.4

Total fixed charges	$117.2		$363.4		$498.9	$516.4

Ratio of earnings to fixed charges	N/A	(1)	N/A	(1)	N/A (1)	N/A	(1)

(1)	Earnings were inadequate to cover fixed charges for the three and nine months ended February 29, 2012 and the years ended May 31, 2011 and 2010 by $6.3 million, $88.1 million, $1,064.6 million and $141.7 million, respectively.

(2)	Interest expense includes the amortization of deferred financing costs and bond premium.

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current directors and executive officers as of May 31, 2012 is attached to this Exchange Offer as Schedule A. As of May 31, 2012, our executive officers and directors (21 persons) as a group held options unexercised and outstanding under our long-term incentive plans to purchase a total of 35,421,708 of our shares and 3,765,000 RSUs, which collectively represented approximately 31.23% of the shares subject to all equity awards outstanding under our long-term incentive plans as of that date.

Except as otherwise described in this Exchange Offer or in our filings with the SEC, and other than outstanding options to purchase our shares of common stock or RSUs granted from time to time to our executive officers and directors under our long-term incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

To the best of our knowledge, no other executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our shares of common stock during the past 60 days before and including May 31, 2012.

The following table shows the holdings of RSUs and options to purchase our common stock as of May 31, 2012 by each executive officer and director.

Name	Aggregate Number of RSUs and Stock Options Beneficially Owned		Percentage of Total Outstanding RSUs, Stock Options, and Leveraged Awards
Jeffrey R. Binder	4,200,000	Granted Options
	850,000	RSUs
	5,050,000		12.72%
Daniel P. Florin	750,000	Granted Options
	175,000	RSUs
	925,000		2.33%
Glen A. Kashuba	900,000	Granted Options
	125,000	RSUs
	1,025,000		2.58%
Margaret Anderson	750,000	Granted Options
	160,000	RSUs
	910,000		2.29%
Renaat Vermeulen	400,000	Granted Options
	125,000	RSUs
	525,000		1.32%
Jon C. Serbousek	850,000	Granted Options
	175,000	RSUs
	1,025,000		2.58%
Bradley J. Tandy	500,000	Granted Options
	110,000	RSUs
	610,000		1.54%
Daniel P. Hann	400,000	Granted Options
	75,000	RSUs
	475,000		1.20%
Robert E. Durgin	330,000	Granted Options
	90,000	RSUs
	420,000		1.06%
Margaret Taylor	330,000	Granted Options
	75,000	RSUs
	405,000		1.02%
Robin Barney	665,000	Granted Options
	140,000	RSUs
	805,000		2.03%
Sujata Dayal	180,000	Granted Options
	40,000	RSUs
	220,000		0.55%
			31.23%
Total:	12,395,000		31.23%

Section 12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Options that we accept for exchange through the offer will be cancelled as of the date options are issued under the Exchange Offer, and all shares of common stock that were subject to such surrendered eligible options will again become available for future awards under the Incentive Plan under which they were granted including for grants of options in the Exchange Offer.

Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), we will recognize the incremental compensation cost of the new options granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for exchanged options, measured as of the date the new options are granted, over the fair value of the exchanged options, measured immediately prior to the completion date of the offer. The unamortized compensation expense from the exchanged options and incremental compensation expense, if any, associated with the new options under the exchange will be recognized over the vesting period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited options generally will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer. We do not expect to recognize material incremental compensation expense for financial reporting purposes as a result of the Exchange Offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible options and issuance of new options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options for exchanged options is subject to the conditions described in Section 7 of this Exchange Offer.

If we are prohibited by applicable laws or regulations from granting new options on the grant date, we will not grant such new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the grant date we will not grant the new options and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

Section 14. Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the Exchange Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Exchange Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

Eligible employees who exchange outstanding options for new options generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged options at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new options in connection with the exchange.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Non-Qualified Stock Options.

If you are a United States taxpayer, under current law, you generally will not realize taxable income upon the grant or vesting of a non-qualified stock option. However, when you exercise the option, you will realize ordinary compensation income in an amount equal to the difference between the fair market value of the shares subject to the option on the date of exercise and the exercise price. You will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of ordinary compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to taxable capital gain or loss. The amount of such gain or loss will equal the difference between (i) the sale price and (ii) the sum of the exercise price paid for the shares plus the ordinary compensation income recognized with respect to the exercise of the option. These capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option.

We will require any such holder to make arrangements to satisfy this withholding obligation in the manner specified in the Stock Option Grant Agreement, which may include requiring you to deliver cash to us equal to the amount of the withholding obligation, prior to the delivery or transfer of any shares of our common stock.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, and local tax consequences of participating in the offer.

Section 15. Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Exchange Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible options until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m. EDT on the next U.S. business day following the previously scheduled completion date.

We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Exchange Offer occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Exchange Offer has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

SECTION 16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with the Exchange Offer.

SECTION 17. ADDITIONAL INFORMATION.

This Exchange Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to elect to exchange your options:

1.	Our Amendment No. 2 to Registration Statement on Form 10/A, filed with the SEC on December 21, 2011.

2.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended February 29, 2012, filed with the SEC on April 13, 2012;

3.	Our Current Reports on Form 8-K filed with the SEC on May 25, 2012, June 4, 2012, June 5, 2012 and June 15, 2012; and

4.	The description of our common stock contained in our Amendment No. 2 to Registration Statement on Form 10/A, filed with the SEC on December 21, 2011.

These filings, our other annual, quarterly, and current reports, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Exchange Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at c/o Biomet, Inc., 56 East Bell Drive, P.O. Box 587, Warsaw, Indiana 46581-0587, Attention: Shelley Horn or by calling us at (574) 372-1542. The information contained in this Exchange Offer about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Exchange Offer and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

LVB Acquisition, Inc.

July 2, 2012

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

Our executive officers and directors are set forth in the following table:

Jeffrey R. Binder	Director, President and Chief Executive Officer	56 East Bell Drive Warsaw, IN 46582

Jonathan Coslet	Director	345 California Street Suite 3300 San Francisco, CA 94104

Michael Dal Bello	Director	345 Park Avenue New York, NY 10154

Adrian Jones	Director	200 West Street 28th Floor New York, NY 10282

Max C. Lin	Director	2800 Sand Hill Road Suite 200 Menlo Park, CA 94025

David McVeigh	Director	345 Park Avenue New York, NY 10154

Michael Michelson	Director	2800 Sand Hill Road Suite 200 Menlo Park, CA 94025

Dane A. Miller	Director	700 Park Avenue Suite G Winona Lake, IN 46590

Andrew Y. Rhee	Director	200 West Street New York, NY 10282

Todd Sisitsky	Director	345 California Street Suite 3300 San Francisco, CA 94104

Daniel P. Florin	Senior Vice President and Chief Financial Officer	56 East Bell Drive Warsaw, IN 46582

Glen A. Kashuba	Senior Vice President and President – EBI, LLC	56 East Bell Drive Warsaw, IN 46582

Margaret Anderson	Senior vice President and President – Biomet 3i, LLC	56 East Bell Drive Warsaw, IN 46582

Renaat Vermeulen	Senior Vice President and President – Biomet Europe BV	Toermalijnring 600 3361 LC Dordrecht The Netherlands

Jon C. Serbousek	Senior Vice President and Group President – Biomet Orthopedics, LLC	56 East Bell Drive Warsaw, IN 46582

Bradley J. Tandy	Senior Vice President, General Counsel & Secretary	56 East Bell Drive Warsaw, IN 46582

Daniel P. Hann	Senior Vice President – Business Development	56 East Bell Drive Warsaw, IN 46582

Robert E. Durgin	Senior Vice President – Global Quality/Clinical/Regulatory	56 East Bell Drive Warsaw, IN 46582

Margaret Taylor	Senior Vice President – Human Resources	56 East Bell Drive Warsaw, IN 46582

Robin Barney	Senior Vice President – Worldwide Operations	56 East Bell Drive Warsaw, IN 46582

Sujata Dayal	Corporate Vice President – Corporate Compliance Officer	56 East Bell Drive Warsaw, IN 46582

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

LVB ACQUISITION, INC.

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended May 31, 2011 and the quarter ended February 29, 2012 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in millions)	(Unaudited) For the Year Ended May 31, 2011
Net sales	$2,732.2
Cost of sales	838.7

Gross profit	1,893.5
Selling, general and administrative expense	1,041.7
Research and development expense	119.4
Amortization	367.9
Goodwill and intangible assets impairment charge	941.4

Operating income (loss)	(576.9)
Interest expense	498.9
Other (income) expense	(11.2)

Other expense, net	487.7

Loss before income taxes	(1,064.6)
Benefit from income taxes	(214.8)

Net loss	$(849.8)

	(Unaudited)
(in millions)	Three Months Ended February 29, 2012	Nine Months Ended February 29, 2012
Net sales	$708.9	$2,098.6
Cost of sales	219.7	669.9

Gross profit	489.2	1,428.7
Selling, general and administrative expense	268.4	800.9
Research and development expense	30.1	93.2
Amortization	82.6	250.0

Operating income	108.1	284.6
Interest expense	117.2	363.4
Other (income) expense	(2.8)	9.3

Other expense, net	114.4	372.7

Loss before income taxes	(6.3)	(88.1)
Provision (benefit) from income taxes	10.2	(18.4)

Net loss	$(16.5)	$(69.7)

CONSOLIDATED BALANCE SHEET INFORMATION

(in millions)	(Unaudited) May 31, 2011
Assets
Current assets:
Cash and cash equivalents	$327.8
Accounts receivable, less allowance for doubtful receivables of $38.2	480.1
Investments	41.4
Income tax receivable	5.4
Inventories, net	582.5
Deferred income taxes	71.5
Prepaid expenses and other	109.7

Total current assets	1,618.4
Property, plant and equipment, net	638.4
Investments	33.1
Intangible assets, net	4,534.4
Goodwill	4,470.1
Other assets	62.6

Total assets	$11,357.0

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion long-term debt	$37.4
Accounts payable	91.1
Accrued interest	64.1
Accrued wages and commissions	105.0
Other accrued expenses	241.8

Total current liabilities	539.4
Long-term liabilities:
Long-term debt, net of current portion	5,982.9
Deferred income taxes	1,487.6
Other long-term liabilities	172.0

Total liabilities	8,181.9
Commitments and contingencies	—
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,531,316 shares issued and outstanding	5.5

Additional paid in capital	5,608.6
Accumulated deficit	(2,610.8)
Accumulated other comprehensive income (loss)	171.8

Total shareholder’s equity	3,175.1

Total liabilities and shareholders’ equity	$11,357.0

(in millions)	(Unaudited) February 29, 2012
Assets
Current assets:
Cash and cash equivalents	$496.0
Accounts receivable, less allowance for doubtful receivables of $38.5	507.4
Investments	3.8
Income tax receivable	3.1
Inventories, net	555.8
Deferred income taxes	72.3
Prepaid expenses and other	111.4

Total current assets	1,749.8
Property, plant and equipment, net	598.9
Investments	14.3
Intangible assets, net	4,275.0
Goodwill	4,445.4
Other assets	55.2

Total assets	$11,138.6

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$36.6
Accounts payable	85.2
Accrued interest	125.8
Accrued wages and commissions	98.1
Other accrued expenses	221.1

Total current liabilities	566.8
Long-term liabilities:
Long-term debt, net of current portion	5,883.5
Deferred income taxes	1,370.4
Other long-term liabilities	206.8

Total liabilities	8,027.5
Commitments and contingencies	—
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,331,876 shares issued and outstanding	5.5
Contributed and additional paid-in capital	5,619.6
Accumulated deficit	(2,680.5)
Accumulated other comprehensive income	166.5

Total shareholders’ equity	3,111.1

Total liabilities and shareholders’ equity	$11,138.6